Exhibit 99.1

NEWS RELEASE for March 7, 2007
Contact Information:

Integrated Biopharma, Inc.
1-888-319-6962
Jeffrey Leach, VP
Dina Masi, CFO
d.masi@ibiopharma.com

The Organic Beverage Company
Jeff O'Neal, President
1-866-637-8802
Austin, TX 78758


   INTEGRATED BIOPHARMA, INC. ANNOUNCES THE ACQUISITION OF A PREMIUM, ORGANIC
                                BEVERAGE BUSINESS


Hillside, NJ - (March 7, 2007) - Integrated BioPharma, Inc. (NASDAQ: INBP) today announced the acquisition of substantially all of the assets of BevSpec, Inc., including SYZMO ENERGY(TM), a certified-organic energy drink presently being distributed, and a newly-developed line of low-glycemic, healthful carbonated beverages.

BevSpec's assets were acquired by The Organic Beverage Company, a wholly-owned subsidiary of Integrated BioPharma, Inc.

Unlike typical diet soft drinks, which use artificial sweeteners, The Organic Beverage Company's products use only natural ingredients. SYZMO ENERGY(TM), BevSpec's first product offering and the first certified organic mainstream energy drink, debuted at the National Association of Convenience Stores annual conference in 2005. It was developed for consumers of energy drinks sensitive to health and wellness considerations. In addition to the distribution already established by BevSpec, The Organic Beverage Company expects to expand into the convenience channel in 2007 and to further expand its line of premium organic beverage products.

E. Gerald Kay, Chief Executive Officer of Integrated BioPharma, Inc., said "We believe the market is looking for healthier beverages with only natural sweeteners and organic ingredients. The acquisition of these assets allows us to expand our line of healthful products into consumer beverages. We expect to realize significant benefits and synergies with this acquisition as a result of the experience and relationships developed in our nutraceutical health drinks business."

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About Integrated BioPharma, Inc.
Integrated BioPharma is a unique grouping of companies presently serving the varied needs of the health care industry. Through its nutraceutical business, the Company creates, develops, manufactures and markets products worldwide. The Company's biotechnology business uses its patented plant-based technology to produce vaccines and therapeutic antibodies. Its pharmaceutical business operates a GMP facility for the production and sale of Paclitaxel and related drugs and provides technical services through its contract research organization. Further information is available at www.ibiopharma.com

Statements included in this release related to Integrated BioPharma, Inc. may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such Statements involve a number of risks and uncertainties such as competitive factors, technological development, market demand, and the company's ability to obtain new contracts and accurately estimate net revenues due to variability in size, scope and duration of projects, and internal issues in the sponsoring client. Further information on potential risk factors that could affect the company's financial results can be found in the company's Reports filed with the Securities and Exchange Commission.